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                                                                EXHIBIT 99.0


        ENGINEERED SUPPORT SYSTEMS, INC. EMPLOYEE STOCK PURCHASE PLAN


                                  ARTICLE I
                                INTRODUCTION

1.1      ESTABLISHMENT OF PLAN

     Engineered Support Systems, Inc., a Missouri corporation (the "Company") with principal offices located in the County of St. Louis, State of Missouri, adopts the following employee stock purchase plan for its eligible employees, effective on July 2, 2001, subject to Section 3.1. This Plan shall be known as the Engineered Support Systems, Inc. Employee Stock Purchase Plan. The Plan shall continue in effect until the earlier of the date the Company terminates the Plan or the date all of the shares subject to the Plan, as amended from time to time, are purchased.

1.2      PURPOSE

     The purpose of this Plan is to provide an opportunity for eligible employees of the Employer to become shareholders in the Company. It is believed that broad-based employee participation in the ownership of the business will help to achieve the unity of purpose conducive to the continued growth of the Employer and to the mutual benefit of its employees and shareholders.

1.3      QUALIFICATION

     This Plan is intended to be an employee stock purchase plan which qualifies for favorable Federal income tax treatment under Section 423 of the Code. Any provision of the Plan inconsistent with Section 423 of the Code will, without further act or amendment by the Company, be deemed reformed to comply with Section 423 of the Code.


                                 ARTICLE II
                                 DEFINITIONS

     As used herein, the following words and phrases shall have the meanings specified below:

2.1      CLOSING MARKET PRICE

     The last sale price of the stock as reported by the National
Association of Securities Dealers Automated Quotation National Market System (the "NASDAQ-NMS") on the date specified or, if no sales occurred on such day, on the most recent day when sales occurred; but if there should be any material alteration in the present system of reporting


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sales prices of such stock, or if such Stock should no longer be listed by the NASDAQ-NMS, the market value of the stock as of a particular date shall be determined in such a method as shall be specified by the Plan
Administrator.

2.2      CODE

     The Internal Revenue Code of 1986, as amended from time to time.

2.3      CONTRIBUTION ACCOUNT

     The account established on behalf of a Participant to which shall be credited the amount of the Participant's contribution, pursuant to Article V.

2.4      EMPLOYEE

     Each employee of an Employer (a) who is not a five-percent shareholder and (b) whose customary employment by the Employer is greater than 20 hours per week and greater than five months per year.

2.5      EMPLOYER

     The Company or any corporation which is a Subsidiary of the Company on July 2, 2001. Any corporation that becomes a Subsidiary after July 2, 2001 will be deemed to have adopted the Plan for its eligible Employees immediately upon becoming a Subsidiary, unless the Company acts to exclude the Subsidiary and its eligible Employees from participating in the Plan.

2.6      EXERCISE DATE

     The last trading date on the NASDAQ-NMS in June or December, as the case may be, on which a particular Offering concludes.

2.7      EXERCISE PRICE

     The price per share of the stock to be charged to Participants at the Exercise Date, as determined in Section 6.3.

2.8      FIVE-PERCENT SHAREHOLDER

     An Employee who owns, or who would own immediately after the Grant Date, five percent or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary thereof. In determining this five percent test, shares of stock which the Employee may purchase under outstanding options, as well as stock attributed to the Employee under Section 424(d) of the Code, shall be treated as stock owned by the Employee in the numerator, but shares of stock which may be issued under options shall not be counted in the total of outstanding shares in the denominator.



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2.9      GRANT DATE

     The first trading date on the NASDAQ-NMS in January or July, as the case may be, on which a particular Offering commences.

2.10     OFFERING

     Each six (6) month period for the purchase of Shares under the Plan. The first Offering shall commence on July 2, 2001. Thereafter, Offerings shall commence on each subsequent Grant Date.

2.11     PARTICIPANT

     Any Employee of an Employer who has met the conditions for eligibility as provided in Article IV and who has elected to participate in the Plan.

2.12     PLAN

     The Engineered Support Systems, Inc. Employee Stock Purchase Plan, as described in this document and as amended from time to time.

2.13     PLAN ADMINISTRATOR

     The committee composed of one or more individuals to whom authority is delegated by the Company's board of directors to administer the Plan. The Plan Administrator shall initially be the Compensation Committee of the Company's board of directors.

2.14     PLAN YEAR

     The 12 month period ending on December 31. The initial Plan Year shall commence on July 2, 2001 and end on December 31, 2001.

2.15     SHARES

     Those shares of common stock of the Company which are reserved pursuant to Section 6.1 for issuance upon the exercise of options granted under this Plan.

2.16     SUBSIDIARY

     Any corporation in an unbroken chain of corporations beginning with the Company each of which (other than the last corporation in the chain) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in such chain.



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                                 ARTICLE III
                            SHAREHOLDER APPROVAL

3.1      SHAREHOLDER APPROVAL OF PLAN

     If the Plan is not approved by the shareholders of the Company before June 30, 2002, it shall not take effect and all Employee Contributions not yet applied to the purchase shares will be refunded.

3.2      SHAREHOLDER APPROVAL FOR CERTAIN AMENDMENTS

     Without the approval of the shareholders of the Company, no amendment to this Plan shall:

     (i) increase the number of Shares reserved under the Plan, other than as provided in Section 10.3;

     (ii) make participation in the Plan available to any person who is not an Employee; or,

     (iii) make participation in the Plan available to employees or any corporation other than the Company or any Subsidiary which is an Employer.

     Approval by shareholders must comply with applicable provisions of the corporate charter and bylaws of the Company, and with applicable federal and state securities law.


                                 ARTICLE IV
                        ELIGIBILITY AND PARTICIPATION

4.1      CONDITIONS

     Each Employee shall become eligible to become a Participant as of the Grant Date coinciding with or next following the completion of 30 days of employment following the Participant's date of hire. No Employee who is a Five-Percent Shareholder shall be eligible to participate in the Plan. Notwithstanding anything to the contrary contained herein, no individual who is not an Employee shall be granted an option to purchase Shares under the Plan.

4.2      APPLICATION FOR PARTICIPATION

     Each Employee who becomes eligible to participate shall be furnished a summary of the Plan and an enrollment form. If such Employee elects to participate hereunder, he shall complete such form and file it with his Employer no later than the December 15 or June 15 preceeding the Offering. (However, enrollment will end June 29, 2001 for the first Offering, which commences July 2, 2001). The completed enrollment form shall indicate the amount of Employee contribution authorized by the Employee. If no new enrollment form is filed by a Participant in advance of any Offering after the initial



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Offering, that Participant shall be deemed to have elected to continue to participate with the same contribution previously elected (subject to the limit of 15% of base pay).

4.3      DATE OF PARTICIPATION

     All eligible Employees who elect to participate shall be enrolled in the Plan commencing with the first pay date after the Grant Date following their submission of the enrollment form. Upon becoming a Participant, the Participant shall be bound by the terms of the Plan.


                                  ARTICLE V
                            CONTRIBUTION ACCOUNT

5.1      EMPLOYEE CONTRIBUTIONS

     The enrollment form signed by each Participant shall authorize the Employer to deduct from the Participant's compensation an after-tax amount in an exact number of dollars during each payroll period which may not be less than five dollars ($5.00) nor more than 15% of the Participant's base pay on the Grant Date on which his enrollment is effective. The term "base pay" means and includes (i) a Participant's regular salary or earnings; (ii) a Participant's overtime pay; and (iii) bonuses. Base pay shall not include any other compensation, taxable or otherwise, including without limitation moving/relocation expenses, imputed income, option income, tax-gross-ups and taxable benefits. The dollar amount deducted on each paydate shall be credited to the Participant's Contribution Account. No interest will accrue on any contributions or on the balance in a Participant's Contribution Account. The Company's obligations to Participants with respect to the Contributions under the Plan are unfunded and secured and Participants, their heirs and Legal Representatives are unsecured general creditors with no legal rights or claims to any particular assets of the Company. All proceeds received by the Company from the sale of shares under the Plan will be used for general corporate purposes.

5.2      MODIFICATION OF CONTRIBUTION RATE

     No change shall be permitted in a Participant's amount of withholding except upon Grant Date, and then only if the Participant files a new enrollment form with the Employer at least 15 days in advance of such date designating the desired withholding rate; except that a Participant may notify the Employer at any time (except during the periods from June 15 through June 30 or December 15 through December 31) that he wishes to discontinue his contributions. This notice shall be in writing and on such forms as provided by the Employer and shall become effective as of a date provided on the form not more than 30 days following its receipt by the Employer.

5.3      WITHDRAWAL OF CONTRIBUTIONS

     A Participant may elect to withdraw the balance of his Contribution Account at any time during the Offering prior to the Exercise Date (except during the periods from June 15 through June 30 or December 15 through December 31). The option granted to a Participant shall be canceled upon his withdrawal of the balance in his Contribution



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Account. The election to withdraw must be in writing on such forms as may be provided by the Employer. No further contributions may be made with respect to the Offering in which a withdrawal occurs.


                                 ARTICLE VI
                      ISSUANCE AND EXERCISE OF OPTIONS

6.1      RESERVED SHARES OF STOCK

     The Company shall reserve 500,000 Shares for issuance upon exercise of the options granted under this Plan. Subject to adjustment pursuant to
Section 10.3, the aggregate number of Shares which may be purchased by Participants pursuant to options granted under the Plan shall not exceed the number of Shares reserved hereunder. Shares may, however, be originally issued by the Company or purchased by the Company on the open market, in the discretion of the Plan Administrator.

6.2      ISSUANCE OF OPTIONS

     On the Grant Date, each Participant shall be deemed to receive an option to purchase a number of Shares at an Exercise Price determined as provided in this Article VI.

6.3      DETERMINATION OF EXERCISE PRICE

     The Exercise Price of the options granted under this Plan for any Offering shall be 85% of the Closing Market Price of the stock on either the Exercise Date or the Grant Date, whichever is less.

6.4      PURCHASE OF STOCK

     On the Exercise Date, all of the options which were granted on the previous Grant Date and which have not subsequently been canceled pursuant to the provisions of the Plan shall be automatically exercised. The Contribution Account of each Participant shall be used to purchase the number of whole Shares determined by dividing the Exercise Price into the balance of the Participant's Contribution Account. Any money remaining in a Participant's Contribution Account representing a fractional share shall remain in his Contribution Account to be used in the next Offering along with new contributions in the next Offering; provided, however, that if the Participant does not enroll for the next Offering, the balance remaining shall be returned to him in cash.

6.5      TERMS OF OPTIONS

     Options granted under this Plan shall be subject to such amendment or modification as the Plan Administrator shall deem necessary to comply with any applicable law or regulation, including but not limited to Section 423 of the Code, and shall contain such other provisions as the Plan Administrator shall from time to time approve and deem necessary. All Employees granted options shall have the same rights and privileges as required by Section 423(b)(5) of the Code.



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6.6      LIMITATIONS ON OPTIONS

The options granted hereunder are subject to the following limitations:

     (a) the maximum amount which shall be applied to purchase shares for any Participant on any Exercise Date shall not exceed $5,000;

     (b) no Employee shall be granted an option to the extent that the number of shares that may be purchased for such Employee (when taken together with all other options exercisable by such Employee under any other stock purchase plan of the Company or a Subsidiary that is qualified under Section 423) in the aggregate during a calendar year exceeds $25,000 in fair market values, determined on the Grant Date for the Offering with respect to which the purchase is made;

     (c) the maximum number of Shares shall be adjusted upon the occurrence of an event described in Section 10.3;

     (d) no option may be granted to a Participant if immediately after the option is granted the Participant would be a Five-Percent Shareholder; and,

     (e) no Participant may assign, transfer or otherwise alienate any options granted to him under this Plan, otherwise than by will or the laws of descent and distribution, and such options may be exercised during the Participant's lifetime only by him.

6.7      PRO-RATA REDUCTION OF OPTIONED SHARES

     If the total number of Shares to be purchased under option by all Participants on an Exercise Date exceeds the number of Shares remaining authorized for issuance under Section 6.1, a pro-rata allocation of the Shares available for issuance will be made among the Participants in proportion to their respective Contribution Account balances on the Exercise Date, and any money remaining in the Contribution Accounts shall be returned to the Participants.


                                 ARTICLE VII
                        TERMINATION OF PARTICIPATION

7.1      TERMINATION OF EMPLOYMENT

     Any Employee whose employment with the Employer is terminated during the Plan Year for any reason except death or disability shall cease being a Participant immediately. The balance of that Participant's Contribution Account shall be paid to such Participant as soon as practical after their termination. The options granted to such Participant shall be canceled as of the date of termination.




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7.2      DEATH

     If a Participant should die while employed by the Employer, no further contributions on behalf of the deceased Participant shall be made. The legal representative or beneficiary of the deceased Participant may elect to withdraw the balance in such Participant's Contribution Account by notifying the Employer in writing prior to the Exercise Date for the Offering during which the Participant died (except during the periods from June 15 through June 30 or December 15 through December 31). In the event that no election to withdraw is made on or before the June 15 or December 15 preceding the Exercise Date, the balance accumulated in the deceased Participant's Contribution Account shall be used to purchase Shares in accordance with
Section 6.4. Any money remaining which is insufficient to purchase a whole Share shall be paid to the legal representative or beneficiary.

7.3      DISABILITY

     If a Participant should terminate employment with the Employer on account of disability, as determined by reference to the definition of "disability" in the Employer's long-term disability plan, no further contributions on behalf of the disabled Participant shall be made. The Participant may elect to withdraw the balance in his Contribution Account by notifying the Employer in writing prior to the Exercise Date in the Plan Year during which the Participant became disabled (except during the periods from June 15 through June 30 or December 15 through December 31). In the event no election to withdraw is made on or before the June 15 or December 15 preceding the Exercise Date, the balance accumulated in the disabled Participant's Contribution Account shall be used to purchase Shares in accordance with Section 6.4, and any money remaining which is insufficient to purchase a whole Share shall be paid to the disabled Participant.


                                ARTICLE VIII
                             OWNERSHIP OF STOCK

8.1      SHARE OWNERSHIP; FORM

     The Shares purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and/or sold at the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a shareholder of the Company shall inure to the Participant with respect to such Shares. All the Shares purchased under the Plan shall be delivered by the Company in the manner determined by the Plan Administrator.

     The Plan Administrator, in its sole discretion, may determine that the Shares shall be delivered by (i) issuing and delivering to the Participant a certificate for the number of Shares purchased by such Participant on an Exercise Date, (ii) issuing and delivering a certificate or certificates for the number of Shares purchased by all Participants on an Exercise Date to a member firm of the New York Stock Exchange which is also a member of the National Association of Securities Dealers, as selected by the Plan




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Administrator from time to time ("Custodian"), which Shares shall be maintained by such member firm in separate brokerage accounts for each Participant or (iii) issuing and delivering a certificate or certificates for the number of Shares purchased by all Participants on an Exercise Date to a bank or trust company or affiliate thereof, as selected by the Plan Administrator from time to time, which Shares shall be maintained by such bank or trust company or affiliate in separate accounts for each Participant. Each certificate or account, as the case may be, may be in the name of the Participant or, if the Participant designates on the form prescribed by the Plan Administrator, in the Participant's name jointly with another individual, with the right of survivorship. Such designation may be changed by filing notice thereof.

8.2      DIVIDENDS

     Cash dividends on any Shares credited to a Participant's account will be automatically reinvested in additional shares of the Company's common stock. Such amounts will not be available in the form of cash to Participants. All cash dividends paid on Shares credited to Participants' accounts will be paid by the Company to the Custodian at the dividend payment date. The Custodian will aggregate all purchases of the Company's common stock in connection with the Plan for a given dividend payment date. Purchases of the Company's common stock for purposes of dividend reinvestment will be made as promptly as practicable (but not more than 30 days) after a dividend payment date. The Custodian will make such purchases, as directed by the Plan Administrator, either (i) in transactions on any securities exchange upon which the Company's common stock is traded, in the over-the-counter market, or in negotiated transactions, or (ii) directly from the Company at 100% of the fair market value of the Company's common stock on the dividend payment date. Any shares of the Company's common stock distributed as a dividend or distribution in respect of shares of the Company's common stock or in connection with a split of the Company's common stock credited to a Participant's account will be credited to such account. In the event of any other non-cash dividend or distribution in respect to Shares credited to a Participant's account, the Custodian will, if reasonably practicable and at the direction of the Plan Administrator, sell any property received in such dividend or distribution as promptly as practicable and use the proceeds to purchase additional shares of the Company's common stock in the same manner as cash paid over to the Custodian for purposes of dividend reinvestment.


                                 ARTICLE IX
                        ADMINISTRATION AND AMENDMENT

9.1      ADMINISTRATION

     The Plan Administrator shall (i) administer the Plan and keep records of the Contribution Account balance of each Participant, (ii) interpret the Plan, and (iii) determine all questions arising as to eligibility to participate, amount of contributions permitted, determination of the Exercise Price, and all other matters of administration. The Plan
Administrator shall have such duties, powers and discretionary authority as may


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be necessary to discharge the foregoing duties, and may delegate any or all of the foregoing duties to any individual or individuals (including officers of the Company or other Employees who are Participants). The Plan Administrator shall administer the Plan on a non discriminatory basis and will apply uniform rules to all persons similarly situated. The Board of Directors shall have the right at any time and without notice to remove or replace any individual or committee of individuals serving as Plan Administrator. All determinations by the Plan Administrator shall be conclusive and binding on all persons. Any rules, regulations, or procedures that may be necessary for the proper administration or functioning of this Plan that are not covered in this Plan document shall be promulgated and adopted by the Plan Administrator.

9.2      AMENDMENT

     The board of directors of the Company may at any time amend the Plan in any respect, including termination of the Plan, without notice to Participants. If the Plan is terminated, all options outstanding at the time of termination shall be immediately canceled and the balance in each Participant's Contribution Account shall be paid to that Participant. Notwithstanding the foregoing, no amendment of the Plan as described in
Article III shall become effective until and unless such amendment is approved by the shareholders of the Company.


                                  ARTICLE X
                                MISCELLANEOUS

10.1     EXPENSES

     The Employer will pay all expenses of administering this Plan that may arise in connection with the Plan. Any brokerage fees for the sale of shares by an Employee will be borne by the Employee.

10.2     NO CONTRACT OF EMPLOYMENT

     Nothing in this Plan shall be construed to constitute a contract of employment between an Employer and any Employee or to be an inducement for the employment of any Employee. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the service of an Employer or to interfere with the right of an Employer to discharge any Employee at any time, with or without cause, regardless of the effect which such discharge may have upon him as a Participant of the Plan.

10.3     ADJUSTMENT UPON CHANGES IN STOCK

     The aggregate number of shares of stock reserved for purchase under the Plan as provided in Section 6.1, and the calculation of the Exercise Price as provided in Section 6.3, shall be adjusted by the Plan Administrator (subject to direction by the Board of Directors) in an equitable manner to reflect changes in the capitalization of the Company, including, but not limited to, such changes as result from merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, combination of shares, exchange of shares and change in corporate structure. If any adjustment under this Section 10.3 would create a fractional share of stock or a


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right to acquire a fractional share of stock, such fractional share shall be disregarded and the number of shares available under the Plan and the number of shares covered under any options granted pursuant to the Plan shall be the next lower number of shares, rounding all fractions downward.

10.4     EMPLOYER'S RIGHTS

     The rights and powers of any Employer shall not be affected in any way by its participation in this Plan, including but not limited to the right or power of any Employer to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

10.5     LIMIT ON LIABILITY

     No liability whatever shall attach to or be incurred by any past, present or future shareholders, officers or directors, as such, or the Company or any Employer, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therefrom, and any and all liabilities of any and all rights and claims against the Company, an Employer, or any shareholder, officer or director as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Plan, are hereby expressly waived and released by every Participant as a part of the consideration for any benefits under this Plan; provided, however, no waiver shall occur, solely by reason of this Section 10.5, of any right which is not susceptible to advance waiver under applicable law.

10.6     GENDER AND NUMBER

     For the purposes of the Plan, unless the contrary is clearly indicated, the use of the masculine gender shall include the feminine, and the singular number shall include the plural and vice versa.

10.7     GOVERNING LAW

     The validity, construction, interpretation, administration and effect of this Plan, and any rules or regulations promulgated hereunder, including all rights or privileges of any Participants hereunder, shall be governed exclusively by and in accordance with the laws of the State of Missouri, except that the Plan shall be construed to the maximum extent possible to comply with Section 423 of the Code and the Treasury regulations promulgated thereunder.

10.8     HEADINGS

     Any headings or subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction of any provisions hereof.

10.9     SEVERABILITY

     If any provision of this Plan is held by a court to be unenforceable or is deemed invalid for any reason, then such provision shall be deemed inapplicable and omitted, but


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all other provisions of this Plan shall be deemed valid and enforceable to the full extent possible under applicable law.

10.10    REPORTS

     At least annually, the Company will provide or cause to be provided to each Participant a report of the Participant's contributions under the Plan and the shares purchased with such contributions.